EXHIBIT 10.5
409A Amendment
to the
First Federal Savings Bank
Executive Supplemental Retirement Plan Agreement for
Richard B. Boyer
     First Federal Savings Bank (“Bank”) and Richard B. Boyer (“Executive”) originally entered into the First Federal Savings Bank Executive Supplemental Retirement Plan Agreement (“Agreement”) on June 1, 2002, which was subsequently amended on September 13, 2005. Pursuant to Subparagraph IV (C) of the Agreement, the Bank and the Executive hereby adopt this 409A Amendment, effective January 1, 2005.
RECITALS
     This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:
9.	Subparagraph I (L), “Adequately Capitalized”, shall be deleted in its entirety and replaced with the following Subparagraph I (L):
Separation from Service:
Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a “Termination of Employment,” “Termination of Service,” or other event involving the Executive’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-1(h).
10.	Subparagraph II (A) (1) shall be amended to delete the words “Subject to Paragraph VII” from the first sentence; and to insert the word “annually” after the word “paid” in the second sentence.
11.	Subparagraph II (B), “Employee Voluntary Termination of Service”, shall be deleted in its entirety and replaced with the following Subparagraph II (B):
Employee Voluntary Termination of Service:
If the Executive terminates employment voluntarily with EUI prior to attaining his Normal Retirement Age (other than pursuant to a Just Cause Termination), he shall receive the balance in the Pre-Retirement Account times the percentage set forth below that corresponds to the number of years the Executive has been employed by the Bank at the time of said termination of employment. Said benefit shall be paid in fifteen (15) equal annual installments commencing at the Benefit Payment Date.

Years of Employment with EUI from the
Date of this Agreement:	Percentage:

Less than One (1) year	0%
At least one (1) year, but less than two (2) years	20%
At least two (2) years, but less than three (3) years	40%
At least three (3) years, but less than four (4) years	60%
At least four (4) years, but less than five (5) years	80%
Five (5) years or more	100%
12.	Subparagraph II (C), “Bank Termination of Service Other than For Cause”, shall be amended to insert the word “annually” after the word “paid” in the second sentence.

13.	A new Subparagraph II (G) shall be added as follows:
Restriction on Timing of Distribution:
Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.
14.	A new Subparagraph IV (J) shall be added as follows:
Certain Accelerated Payments:
The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

15.	A new Subparagraph IV (K) shall be added as follows:
Subsequent Changes to Time and Form of Payment:
The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:
(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.
16.	Section VII, “Early Pay-Out”, shall be deleted in its entirety and intentionally left blank.
Therefore, the foregoing changes are agreed to.

/s/ John G. Robinson		/s/ Richard B. Boyer

For the Bank John G. Robinson		Richard B. Boyer

Date	4/28/08	Date	4/5/08